Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333 - 146375) and Form S-3 (Nos. 333 - 129073, 333 - 138809 and 333-149487) of Central European Distribution Corporation of our report dated March 2, 2009 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for certain convertible debt instruments and the accounting for noncontrolling interests, as to which the date is July 10, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

July 10, 2009